EXHIBIT 16

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One Mellon Bank Center                         Telephone 412-391-9710
Pittsburgh, PA  15219                             Fax 412-391-8963







January 26, 2000


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Skibo Financial Corp. (the Corporation) and, under the date of April 30, 1999, we reported on the consolidated financial statements of Skibo Financial Corp. and subsidiaries (formerly First Carnegie Deposit) as of and for the years ended March 31, 1999 and 1998. On January 21, 2000, our appointment as principal accountants was terminated. We have read Skibo Financial Corp.'s statements included under Item 4 of its Form 8-K dated January 21, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with Skibo Financial Corp.'s statement that the change was approved by the audit committee of the board of directors nor that Skibo Financial Corp. will engage Stokes Kelly & Hinds, LLC as the Corporation's auditors, nor that the Corporation did not consult Stokes Kelly & Hinds, LLC regarding the application of accounting principles, either completed or proposed, or the type of audit opinion that might be rendered on the Corporation's financial statements.

Very truly yours,



                                                     /s/ KPMG LLP







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